First Foundation Inc. (NASDAQ: FFWM) July 27, 2023

Exhibit 99.1

FIRST FOUNDATION INC. REPORTS SECOND QUARTER 2023 RESULTS

●	Recognized goodwill impairment (non-cash) of $215.3 million resulting in a net loss attributable to common shareholders of $212.3 million, or $3.76 per share (basic and diluted). Goodwill impairment is a non-cash charge and has no impact on our regulatory capital ratios, cash flows, or liquidity position.
●	Adjusted net income attributable to common shareholders (non-GAAP) was $3.7 million for the quarter or adjusted earnings per share (non-GAAP) of $0.07 for the quarter (basic and diluted), which excludes goodwill impairment and other adjustments.(a)
●	Total revenues of $61.1 million for the quarter.

2Q23 Key Financial Data	Highlights

Profitability Metrics	2Q23	1Q23	2Q22
Return on average assets (%)	(6.38)	0.26	1.24
Adjusted return on average assets (%)(a)	0.11	0.25	1.25
Return on average common equity (%)	(78.8)	3.0	12.2
Return on average tangible common equity (%)(a)	1.6	3.7	15.5
Net interest margin (%)	1.51	1.83	3.18
Efficiency ratio (%)(a)	92.5	84.5	50.7

Income Statement (b)	2Q23	1Q23	2Q22
Net interest income	$48,984	$58,755	$81,805
Noninterest income	$12,079	$11,698	$13,400
Net (loss) income attributable to common shareholders	($ 212,288)	$8,496	$33,316
Adjusted net income attributable to common shareholders(a)	$3,713	$8,382	$33,665
(Loss) earnings per share	($ 3.76)	$0.15	$0.59
Adjusted earnings per share (basic and diluted) (a)	$0.07	$0.15	$0.60

Balance Sheet (b)	2Q23	1Q23	2Q22
Total loans	$10,585,201	$10,669,803	$9,424,137
Total deposits	$10,806,986	$10,051,706	$9,538,744
Net charge-off ratio	0.02%	0.06%	(0.01)%
Tangible book value per share(a)	$16.12	$16.17	$15.61
Total risk-based capital ratio	11.73%	11.23%	11.50%

(a) Non-GAAP measure. See "Non-GAAP Financial Measures" below.
(b) Dollars in thousands, except per share data (c) Subject to regulatory approval

●
Loan to deposit ratio of 97.9% as of June 30, 2023, and 93.1% as of July 20, 2023.
●
Dividends declared per common share of $0.02, payable on August 17, 2023.(c)
●
Insured and collateralized deposits represent approximately 88% of total deposits, up from 85% in the prior quarter.
●
Maintained strong liquidity position ($4.3 billion):
-
$926 million in cash & cash equivalents on balance sheet as of June 30, 2023.
-
Available credit facilities of $2.3 billion with Federal Home Loan Bank and $900 million with Federal Reserve discount window as of June 30, 2023.
-
$145 million available in uncommitted credit lines as of June 30, 2023.
-
Liquidity to uninsured and uncollateralized deposits ratio of 3.3x

●
Tangible book value per share of $16.12 (non-GAAP measure).
●
All risk-based capital ratios increased from Q1 2023, with CET1 increasing from 10.82% to 11.34%
●
Maintained excellent asset quality with non-performing assets to total assets of 0.12%, down from 0.15% a year ago.

DALLAS, TX – First Foundation Inc. (NASDAQ: FFWM), a financial services company with two wholly-owned operating subsidiaries, First Foundation Advisors (“FFA”) and First Foundation Bank (“FFB”), reported a net loss of $212.3 million, or a $3.76 net loss per diluted share for the second quarter of 2023.  Included in second quarter 2023 results is a goodwill impairment (non-cash) charge totaling $215.3 million, reflecting the drastic change in macroeconomic conditions and Fed rate hikes that have negatively impacted our market valuation.  The goodwill that was written off related to prior acquisitions.  Excluding the impact of the goodwill impairment charge and other adjustments, adjusted net income attributable to common shareholders (non-GAAP) for the quarter totaled $3.7 million or $0.07 per diluted share.  Total revenues were $61.1 million for the quarter, compared to $70.5 million for the prior quarter.  Additionally, we announced today that our Board of Directors has approved the payment of a quarterly cash dividend of $0.02 per common share, subject to regulatory approval and payable on August 17, 2023, to common shareholders of record as of August 7, 2023.

Scott F. Kavanaugh President & CEO

“We continue to execute against our strategy, and despite the continued backdrop of increasing rates our company fundamentals remain solid as evidenced by the increase in deposits in the second quarter,” said Scott F. Kavanaugh, President and CEO of First Foundation, Inc.  “Our loan to deposit ratio returned to less than 100%, and we remain dedicated to improving our profitability ratios and returning to a sustainable operating environment by focusing on financial discipline and continued performance improvement.  During these unprecedented times for our industry, we remain focused on delivering customized solutions for our clients.  Going forward, we are encouraged by the optimism of our clients and the soundness of our core operations.”

Chris M. Naghibi COO

“We made significant improvements in building strategic alignment throughout our entire operations,” said Chris M. Naghibi, Chief Operating Officer of First Foundation Inc.  “We are driving brand awareness and reducing our cost of new client acquisition through digital channels.  The technology investments we made over the last few years are successfully driving efficiencies and enhancing the client experience as we continue to work closely with our clients to provide value to the communities in which we operate.”

Investor contact: Amy Djou, adjou@ff-inc.com | 949-299-5461 Media contact: Shannon Wherry, swherry@ff-inc.com | 469-638-9642

FIRST FOUNDATION INC. SECOND QUARTER 2023 RESULTS

2Q23 Highlights
Financial Results:
●
Total revenues were $61.1 million in the quarter, a decrease of 13% from the prior quarter and decrease of 36% from the second quarter of 2022.  The decrease was primarily due to a decrease in net interest income, offset partially by a slight increase in noninterest income.  The decrease in net interest income was caused primarily by an increase in interest expense paid on deposits and borrowings, a direct result of the Fed’s interest rate increases since 2022.
●
Recorded non-cash goodwill impairment charge of $215.3 million, due to the drastic change in macroeconomic conditions and Fed rate hikes.
●
Nonperforming assets (“NPAs”) to total assets were 0.12%, a decrease from the 0.13% from the prior quarter.
●
Cash and cash equivalents totaled $926 million, representing 7.2% of our total assets.
●
$3.2 billion in combined available credit facilities from the Federal Home Loan Bank and Federal Reserve discount window.  Additional $145 million available in uncommitted credit lines.
●
Only $84.9 million (tax effected) in combined unrealized/unrecognized losses on our investment securities portfolio (available-for-sale and held-to-maturity portfolios).
●
Loan to deposit (LTD) ratio of 97.9% as of June 30, 2023, down from 106.1% as of March 31, 2023. LTD of 93.1% as of July 20, 2023.
●
Total tangible shareholders’ equity of $909.8 million, tangible book value of $16.12 per share and tangible common equity to tangible assets of 7.09% (non-GAAP measures).
●
Deposits totaling $10.8 billion, compared to $10.1 billion and $10.4 billion as of the end of first quarter of 2023 and fourth quarter of 2022, respectively.  Insured and collateralized deposits accounted for approximately 88% of total deposits at June 30, 2023, an increase from 85% at March 31, 2023.
●
Net interest margin (“NIM”) was 1.51% for the quarter, down from 1.83% in the prior quarter.  NIM continued to contract as costs of our interest-bearing liabilities outpace the growth in yields of our interest-earning assets.

Other Activity:
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At the 2023 annual shareholder meeting, stockholders voted to elect all 10 of the company’s candidates to the Board of Directors, defeating the activist nominee by a substantial margin.
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Allowance for credit losses for loans increased slightly to $31.5 million in the quarter compared to $31.1 million in the prior quarter.
●
Allowance for credit losses for securities decreased by $3.8 million in the quarter to $8.5 million, due to the reversal of reserve for credit losses on several interest-only strip securities.  These securities, included in securities available for sale, were written off during the quarter with a corresponding reversal of the previously recorded allowance.  The net impact to earnings for these security write-offs was $15,000 during the quarter.
●
Noninterest income as a percentage of total revenue was 20.1% for the quarter and 18.3% year-to-date.
●
$280 thousand in severance costs recognized during the quarter as a result of reductions in force achieving an estimated annualized noninterest expense savings of $2.5 million.
●
Cost of deposits was 2.85%, up from 2.38% in the prior quarter.
●
Assets under management (“AUM”) at FFA ended the quarter at $5.3 billion, while trust assets under advisement (“AUA”) at FFB were $1.2 billion.

FIRST FOUNDATION INC. SECOND QUARTER 2023 RESULTS

Details

Loans

Loan balances decreased to $10.6 billion as of June 30, 2023 compared to $10.7 billion as of March 31, 2023, and increased $1.6 billion, or 18%, compared to $8.9 billion as of June 30, 2022.  Loan fundings totaled $474 million, offset by loan payoffs of $559 million in the quarter.  Commercial and industrial (“C&I”) loans accounted for 93% of total fundings for the quarter, consisting primarily of commercial revolving lines of credit and term loans.  C&I loan originations accounted for 91% of total fundings for the six months ended June 30, 2023.

Loan portfolio average yield increased to 4.69% in the second quarter of 2023 compared to 4.54% in the prior quarter and 3.86% in the second quarter of 2022.  Average yields on new loan fundings were 7.90% in the second quarter compared to 7.40% in the prior quarter and 3.73% in the second quarter of 2022.

Investment Securities

Investment securities were $1.0 billion as of June 30, 2023, compared to $1.1 billion as of March 31, 2023, and $1.2 billion as of June 30, 2022.

The allowance for credit losses for investments was $8.5 million for the second quarter of 2023, compared to $12.3 million for the prior quarter and $11.2 million for second quarter of 2022.  The decrease from the prior quarter was primarily due to the reversal of $4.0 million in allowances for credit losses recorded on several interest-only strip securities that were fully written off during the quarter.  This resulted in a net income statement impact during the quarter of $15,000.  Unrealized losses (tax-effected) on the available-for-sale portfolio were $20.8 million as of June 30, 2023, compared to $14.8 million as of March 31, 2023.  Unrecognized losses (tax-effected) on the held-to-maturity portfolio were $64.1 million as of June 30, 2023, compared to $56.7 million as of March 31, 2023.  Combined losses (tax-effected) on the available-for-sale and held-to-maturity portfolios were $84.9 million as of June 30, 2023, compared to $71.5 million as of March 31, 2023.

Investment securities portfolio average yield decreased to 2.39% in the second quarter of 2023 compared to 2.73% in the prior quarter.

Deposits and Borrowings

Deposits were $10.8 billion as of June 30, 2023, compared to $10.1 billion and $9.5 billion as of March 31, 2023, and June 30, 2022, respectively.  Deposit levels hit a near-term low point in the prior quarter following the closures of Silicon Valley Bank and Signature Bank in mid-March 2023, but have increased $755 million during the current quarter as our deposit inflows and outflows normalize.  Noninterest-bearing demand deposits measured 25% of total deposits as of June 30, 2023, compared to 23% as of March 31, 2023.  Certificates of deposit accounted for 26% of total deposits as of June 30, 2023, and 24% as of March 31, 2023.  The digital banking channel continued to grow as a source of new depository accounts, with account balances totaling $913 million at June 30, 2023, accounting for over 90% of all new client accounts.  Brokered deposits accounted for 20.4% of total deposits as of June 30, 2023, compared to 18.8% as of March 31, 2023.

Cost of deposits increased to 2.85% for the second quarter of 2023 compared to 2.38% for the prior quarter and 0.28% for the second quarter of 2022.

Insured and collateralized deposits accounted for approximately 88% of total deposits as of June 30, 2023, compared to 85% of total deposits as of March 31, 2023.

FIRST FOUNDATION INC. SECOND QUARTER 2023 RESULTS

Our loan to deposit ratio measured 97.9% as of June 30, 2023, compared to 106.1% as of March 31, 2023, and 103.5% as of December 31, 2022.  As of July 20, 2023 the ratio measured 93.1%.

Borrowings were $976 million as of June 30, 2023, compared to $2.3 billion and $494 million as of March 31, 2023, and June 30, 2022, respectively.   The decrease in borrowings compared to the prior quarter was primarily due to the paydown of $390 million in variable rate FHLB advances and $900 million in fixed rate FHLB advances.  Average borrowings outstanding for the quarter ended June 30, 2023, were $1.9 billion compared to $1.4 billion for the prior quarter.  The increase in average borrowings for the quarter was largely the result of efforts to increase on-balance sheet liquidity earlier in the quarter following the banking industry events which occurred in mid-March 2023.  As deposit levels stabilized and began to return to previous levels during the second quarter of 2023, some of these additional borrowings were paid down.  Borrowings declined further to $584 million as of July 20, 2023.

Private Wealth Management and Trust Assets

AUM was $5.3 billion as of June 30, 2023, compared to $5.2 billion as of March 31, 2023.  The net change in AUM balance of $0.1 billion is comprised of the following:  $77 million of new accounts; $193 million of net withdrawals; and $205 million of performance gains.  AUA at FFB’s Trust Department was $1.2 billion as of June 30, 2023, compared to $1.3 billion as of March 31, 2023.

Net Interest Income and Net Interest Margin (“NIM”)

Net interest income was $49.0 million for the second quarter of 2023, compared to $58.8 million for the prior quarter and $81.8 million for the second quarter of 2022.  Interest income increased to $145.3 million for the second quarter of 2023 compared to $137.0 million for the prior quarter and $90.0 million for the second quarter of 2022.   The increase in interest income was due to increases in both average interest-earning asset balances as well as average yields earned on such balances.  Average interest-earning asset balances increased to $12.9 billion for the second quarter of 2023, compared to $12.7 billion for the prior quarter and $10.3 billion for the second quarter of 2022.  Yields on interest-earning assets averaged 4.51% for the second quarter of 2023, compared to 4.32% for the prior quarter and 3.50% for the second quarter of 2022.

Interest expense was $96.3 million for the second quarter of 2023, compared to $78.2 million for the prior quarter and $8.2 million for the second quarter of 2022.  The increase in interest expense was due to increases in both average interest-bearing liability balances as well as average rates paid on such balances.  Average interest-bearing liability balances, consisting of interest-bearing deposits and borrowings, increased to $9.7 billion for the second quarter of 2023, compared to $9.3 billion for the prior quarter and $6.1 billion for the second quarter of 2022.  Rates on interest-bearing liability balances averaged 3.97% for the second quarter of 2023, compared to 3.41% for the prior quarter and 0.54% for the second quarter of 2022.

The 0.19% increase in average yield earned on interest-earning assets was offset by a 0.56% increase in average rate paid on interest-bearing liability balances, resulting in a contraction of net interest margin (“NIM”) for the quarter ended June 30, 2023.  NIM was 1.51% for the second quarter of 2023 compared to 1.83% for the prior quarter and 3.18% for the second quarter of 2022.

Noninterest Income

Noninterest income was $12.1 million in the second quarter of 2023, compared to $11.7 million in the prior quarter and $13.4 million in the second quarter of 2022.

FIRST FOUNDATION INC. SECOND QUARTER 2023 RESULTS

Noninterest income during the second quarter of 2023 was comprised of $7.1 million in investment advisory fees from Wealth Management, $1.9 million in trust administrative and consulting fees, $1.8 million in loan and servicing fees, $0.5 million of deposit account fees and other income of $0.8 million.

Noninterest Expense

Noninterest expense was $272.8 million in the second quarter of 2023, which included $215.3 million in goodwill impairment charges.  Excluding the goodwill impairment charge, noninterest expense was $57.5 million in the quarter, compared to $59.3 million for the prior quarter and $48.8 million for the second quarter of 2022.  Goodwill is tested for impairment annually during the fourth quarter unless a triggering event occurs which requires an updated assessment.  Given the drastic change in macroeconomic conditions and Fed rate hikes and their resultant effect on our market valuation, goodwill was evaluated for impairment as of June 30, 2023.  As a result, the entire amount of our goodwill was determined to be impaired and written-off during the quarter.  The goodwill impairment charge does not have an impact on our regulatory capital ratios, cash flows, or liquidity position.

Compensation and benefits were $21.0 million in the second quarter of 2023, compared to $25.3 million in the prior quarter and $27.6 million in the second quarter of 2022.  The decrease in compensation and benefits is the result of efforts to maximize efficiency and optimize the workforce in the face of slowing loan growth and higher interest expense.  Average FTEs totaled 615 in the second quarter of 2023, compared to 672 in the prior quarter and 727 in the fourth quarter of 2022.  Current and prior quarter compensation and benefits expense includes approximately $280 thousand and $468 thousand, respectively in severance costs associated with reductions in force.

Customer service costs were $19.0 million in the second quarter of 2023, compared to $16.7 million in the prior quarter and $4.6 million in the second quarter of 2022.  The increase in customer service costs was due to an increase in depository account balances receiving earnings credit on such accounts as well as an increase in the rates paid on such accounts.

Our efficiency ratio for the second quarter of 2023 was 92.5%, compared to 84.5% for the prior quarter, and 50.7% for the second quarter of 2022.  The second quarter increase in the efficiency ratio is largely attributable to the aforementioned reduction in net interest income during the quarter, as the ratio is a measure of noninterest expense to revenue (net interest income plus noninterest income) on an adjusted basis.

Income Tax Expense

The year-to-date effective income tax rate as of June 30, 2023 is (0.94%), compared to 20.6% and 28.2% as of March 31, 2023, and June 30, 2022, respectively.  The total year-to-date tax expense as of June 30, 2023 is $1.9 million compared to $2.2 million and $25.2 million as of March 31, 2023, and June 30, 2022, respectively.  The decrease in the effective tax rate was predominately due to the goodwill impairment charge of $215.3 million, which is not deductible for tax purposes.  Excluding the goodwill impairment, the year-to-date effective tax rate as of June 30, 2023 is 14.2%.

Asset Quality

Total nonperforming assets were $15.8 million as of June 30, 2023, compared to $17.4 million and $17.3 million as of March 31, 2023 and June 30, 2022, respectively.  Our ratio of nonperforming assets to total assets was 0.12% as of June 30 2023, compared to 0.13% and 0.15% as of March 31, 2023 and June 30, 2022, respectively. Total delinquent loans were $5.2 million or 0.16% of total loans as of June 30, 2023, compared to $37.1 million or 0.45% of total loans as of March 31, 2023, and $8.7 million or 0.22% of total loans as of June 30, 2022.

FIRST FOUNDATION INC. SECOND QUARTER 2023 RESULTS

Our allowance for credit losses for loans was $31.5 million, or 0.30% of total loans held for investment as of June 30, 2023, compared to $31.1 million, or 0.29% of total loans held for investment, as of March 31, 2023, and $33.2 million, or 0.37% of total loans held for investment as of June 30, 2022.  Net charge-offs were $0.5 million or 0.02% of average loan balances for the quarter ended June 30, 2023, compared to net charge-offs of $1.7 million or 0.06% of average loan balances for the quarter ended March 31, 2023, and net recoveries of $0.2 million or 0.01% of average loan balances for the quarter ended June 30, 2022.

The ratio of the allowance for credit losses for loans to total past due and nonaccrual loans was 213.0% as of June 30, 2023, compared to 64.4% and 299.2% as of March 31, 2023, and June 30, 2022, respectively.

Capital

As of June 30 2023, FFB exceeded all Basel III minimum regulatory capital requirements necessary to be considered a well-capitalized depository institution, as summarized in the table below:

	As of			Well-Capitalized
	June 30,	March 31,	June 30,	Regulatory
(unaudited)	2023	2023	2022	Requirements
Tier 1 leverage ratio	8.21%	8.31%	9.46%	5.00%
Common Equity Tier 1 ratio	11.34%	10.82%	11.05%	6.50%
Tier 1 risk-based capital ratio	11.34%	10.82%	11.05%	8.00%
Total risk-based capital ratio	11.73%	11.23%	11.50%	10.00%
Tangible common equity to tangible assets ratio [2]	7.09%	6.81%	7.98%	N/A %

(1)	Regulatory capital ratios are preliminary and subject to change until filing of our June 30, 2023 FDIC call report.
(2)	Tangible common equity to tangible assets ratio is a non-GAAP financial measure. See disclosures regarding “Use of Non-GAAP Financial Measures” included as a separate section in this report.

Shareholders' equity totaled $915.5 million as of June 30, 2023, compared to $1.1 billion as of March 31, 2023.  The change was largely due to the net loss of $212.3 million for the quarter, which included the $215.3 million goodwill impairment charge.  Our tangible book value per common share was $16.12 as of June 30, 2023, compared to $16.17 as of March 31, 2023.

FIRST FOUNDATION INC. SECOND QUARTER 2023 RESULTS

Earnings Call Info

First Foundation, Inc. will host a conference call at 8:00 a.m. PT / 11:00 a.m. ET on July 27, 2023, to discuss its financial results. Analysts and investors may participate in the question-and-answer session. The call will be broadcast live over the Internet and can be accessed by visiting First Foundation’s website and clicking on “Investor Relations” and “Events & Presentations” https://investor.ff-inc.com/events-and-presentations/default.aspx.  The conference call can be accessed by telephone at (800) 245-3047 using conference ID FFWMQ223.  It is recommended that participants dial into the conference call approximately ten minutes prior to the call. For those who are unable to participate during the live call, an archive of the call will be available for replay.

About First Foundation

First Foundation Inc. (NASDAQ: FFWM) and its subsidiaries offer personal banking, business banking, and private wealth management services, including investment, trust, insurance, and philanthropy services. This comprehensive platform of financial services is designed to help clients at any stage in their financial journey. The broad range of financial products and services offered by First Foundation are more consistent with those offered by larger financial institutions, while its high level of personalized service, accessibility, and responsiveness to clients is more aligned with community banks and boutique wealth management firms. This combination of an integrated platform of comprehensive financial products and personalized service differentiates First Foundation from many of its competitors and has contributed to the growth of its client base and business. Learn more at firstfoundationinc.com, or connect with us on LinkedIn and Twitter.

Forward-Looking Statements

This report includes forward-looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995, including forward-looking statements regarding our expectations and beliefs about our future financial performance and financial condition, as well as trends in our business and markets. Forward-looking statements often include words such as "believe," "expect," "anticipate," "intend," "plan," "estimate," "project," "outlook," or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could," or "may." The forward-looking statements in this report are based on current information and on assumptions that we make about future events and circumstances that are subject to a number of risks and uncertainties that are often difficult to predict and beyond our control. As a result of those risks and uncertainties, our actual financial results in the future could differ, possibly materially, from those expressed in or implied by the forward-looking statements contained in this report and could cause us to make changes to our future plans. Those risks and uncertainties include, but are not limited to, the risk of incurring credit losses, which is an inherent risk of the banking business; the quality and quantity of our deposits; adverse developments in the financial services industry generally such as the recent bank failures and any related impact on depositor behavior or investor sentiment; risks related to the sufficiency of liquidity; the negative impacts and disruptions resulting from the COVID-19 pandemic on our colleagues, clients, the communities we serve and the domestic and global economy, which may have an adverse effect on our business, financial position and results of operations; the risk that we will not be able to continue our internal growth rate; the performance of loans currently on deferral following the expiration of the respective deferral periods; the risk that we will not be able to access the securitization market on favorable terms or at all; changes in general economic conditions, either nationally or locally in the areas in which we conduct or will conduct our business; risks associated with changes in interest rates, which could adversely affect our interest income, interest rate margins, and the value of our interest-earning assets, and therefore, our future operating results; the risk that the performance of our investment management business or of the equity and bond markets could lead clients to move their funds from or close their investment accounts with us, which would reduce our assets under management and adversely affect our operating results; negative impacts of news or analyst reports about us or the financial services industry; risks associated with proxy contests and other actions of activist stockholders, which may cause us to incur significant expense, cause

FIRST FOUNDATION INC. SECOND QUARTER 2023 RESULTS

disruption to our business and impact our stock price; the risk that we may be unable or that our board of directors may determine that it is inadvisable to pay future dividends at historic levels or at all; risks associated with changes in income tax laws and regulations; and risks associated with seeking new client relationships and maintaining existing client relationships.

Additional information regarding these and other risks and uncertainties to which our business and future financial performance are subject is contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, as amended, and other documents we file with the SEC from time to time. We urge readers of this report to review those reports and other documents we file with the SEC from time to time. Also, our actual financial results in the future may differ from those currently expected due to additional risks and uncertainties of which we are not currently aware or which we do not currently view as, but in the future may become, material to our business or operating results. Due to these and other possible uncertainties and risks, readers are cautioned not to place undue reliance on the forward-looking statements contained in this report, which speak only as of today's date, or to make predictions based solely on historical financial performance. We also disclaim any obligation to update forward-looking statements contained in this report or in the above-referenced reports, whether as a result of new information, future events or otherwise, except as may be required by law or NASDAQ rules.

Contacts
Investors	Media
Amy Djou EVP, Chief Financial Officer 949-299-5461 adjou@ff-inc.com	Shannon Wherry VP, Director of Corporate Communications 469-638-9642 swherry@ff-inc.com

FIRST FOUNDATION INC. SECOND QUARTER 2023 RESULTS

CONSOLIDATED BALANCE SHEETS

(unaudited)

(in thousands, except share and per share amounts)	June 30,	March 31,	June 30,
	2023	2023	2022
ASSETS

Cash and cash equivalents	$926,081	$1,317,129	$173,524

Securities available-for-sale ("AFS")	209,298	223,612	251,496
Securities held-to-maturity ("HTM")	814,661	847,036	930,562
Allowance for credit losses - investments	(8,535)	(12,288)	(11,226)
Net securities	1,015,424	1,058,360	1,170,832

Loans held for sale	-	-	485,296

Loans held for investment	10,585,201	10,669,803	8,938,841
Allowance for credit losses - loans	(31,485)	(31,095)	(33,165)
Net loans	10,553,716	10,638,708	8,905,676

Investment in FHLB stock	19,485	58,716	17,250
Deferred taxes	23,187	22,763	21,471
Premises and equipment, net	36,584	37,530	37,160
Real estate owned ("REO")	6,210	6,210	6,210
Goodwill and intangibles	5,730	221,401	222,749
Other assets	254,137	255,367	209,070
Total Assets	$12,840,554	$13,616,184	$11,249,240

LIABILITIES AND SHAREHOLDERS’ EQUITY

Liabilities:
Deposits	$10,806,986	$10,051,706	$9,538,744
Borrowings	975,541	2,294,600	493,728
Accounts payable and other liabilities	142,493	136,140	113,859
Total Liabilities	11,925,020	12,482,446	10,146,331

Shareholders’ Equity:
Common Stock	56	56	56
Additional paid-in-capital	719,779	719,261	719,222
Retained earnings	215,540	428,956	392,704
Accumulated other comprehensive loss	(19,841)	(14,535)	(9,073)
Total Shareholders’ Equity	915,534	1,133,738	1,102,909
Total Liabilities and Shareholders’ Equity	$12,840,554	$13,616,184	$11,249,240

FIRST FOUNDATION INC. SECOND QUARTER 2023 RESULTS

CONSOLIDATED INCOME STATEMENTS

(unaudited)

	For the Quarter Ended			For the Six Months Ended
(in thousands, except share and	June 30,	March 31,	June 30,	June 30,
per share amounts)	2023	2023	2022	2023	2022
Interest income:
Loans	$123,471	$120,643	$82,032	$244,114	$154,059
Securities	6,772	6,891	6,621	13,663	12,981
Cash, FHLB Stock, and Fed Funds	15,085	9,466	1,318	24,551	2,075
Total interest income	145,328	137,000	89,971	282,328	169,115

Interest expense:
Deposits	72,932	62,140	6,340	135,072	9,698
Borrowings	23,412	16,105	1,826	39,517	3,118
Total interest expense	96,344	78,245	8,166	174,589	12,816

Net interest income	48,984	58,755	81,805	107,739	156,299

Provision for credit losses (gains)	887	417	173	1,304	(619)

Net interest income after provision for credit losses	48,097	58,338	81,632	106,435	156,918

Noninterest income:
Asset management, consulting and other fees	9,016	8,796	9,893	17,812	20,090
Other income	3,063	2,902	3,507	5,965	8,737
Total noninterest income	12,079	11,698	13,400	23,777	28,827

Noninterest expense:
Compensation and benefits	21,026	25,286	27,634	46,312	57,455
Occupancy and depreciation	9,181	8,897	8,814	18,078	17,381
Professional services and marketing costs	3,642	4,295	3,030	7,937	6,447
Customer service costs	19,004	16,715	4,611	35,719	6,399
Goodwill impairment	215,252	-	-	215,252	-
Other expenses	4,659	4,147	4,716	8,806	8,741
Total noninterest expense	272,764	59,340	48,805	332,104	96,423

(Loss) Income before income taxes	(212,588)	10,696	46,227	(201,892)	89,322
Income tax (benefit) expense	(300)	2,200	12,911	1,900	25,170
Net (loss) income	$(212,288)	$8,496	$33,316	$(203,792)	$64,152

Net (loss) income per share:
Basic	$(3.76)	$0.15	$0.59	$(3.61)	$1.14
Diluted	$(3.76)	$0.15	$0.59	$(3.61)	$1.13
Shares used in computation:
Basic	56,430,813	56,376,669	56,471,470	56,403,891	56,468,678
Diluted	56,430,870	56,410,416	56,519,669	56,413,218	56,543,492

FIRST FOUNDATION INC. SECOND QUARTER 2023 RESULTS

SELECTED CONSOLIDATED FINANCIAL DATA AND ASSET QUALITY

(unaudited)

	For the Quarter Ended			For the Six Months Ended
(in thousands, except share and per share amounts	June 30,	March 31,	June 30,	June 30,
and percentages)	2023	2023	2022	2023	2022
Selected Financial Data:
Return on average assets	(6.38)%	0.26%	1.24%	(3.08)%	1.21%
Return on average equity	(78.8)%	3.0%	12.2%	(37.0)%	11.9%
Return on average tangible equity (1)	1.6%	3.7%	15.5%	2.7%	15.1%
Efficiency ratio (2)	92.5%	84.5%	50.7%	88.2%	51.9%
Net interest margin	1.51%	1.83%	3.18%	1.67%	3.10%
Cost of deposits	2.85%	2.38%	0.28%	2.61%	0.22%
Loan to deposit ratio	97.9%	106.1%	98.8%	97.9%	98.8%
Noninterest income as a % of total revenues	20.1%	16.6%	14.1%	18.3%	15.6%
Loan originations	$473,931	$480,891	$2,243,897	$954,822	$3,391,804
Assets under management	$5,318,963	$5,228,893	$4,821,779	$5,318,963	$4,821,779
Tangible common equity to tangible assets ratio(1)	7.09%	6.81%	7.98%	7.09%	7.98%
Book value per share	$16.22	$20.09	$19.56	$16.22	$19.56
Tangible book value per share (1)	$16.12	$16.17	$15.61	$16.12	$15.61

Asset Quality:
Nonperforming assets
Nonaccrual loans	$9,626	$11,181	$11,084	$9,626	$11,084
Other real estate owned	6,210	6,210	6,210	6,210	6,210
Total nonperforming loans	$15,836	$17,391	$17,294	$15,836	$17,294

Loans 30 - 89 days past due	$4,118	$34,632	$5,812	$4,118	$5,812
Accruing loans 90 days or more past due	$1,037	$2,444	$2,877	$1,037	$2,877

Nonperforming assets to total assets	0.12%	0.13%	0.15%	0.12%	0.15%
Loans 30 - 89 days past due to total loans	0.04%	0.32%	0.07%	0.04%	0.07%
Allowance for credit losses to loans held for investment	0.30%	0.29%	0.37%	0.30%	0.37%
Allowance for credit losses to past due and nonaccrual loans	213.0%	64.4%	299.2%	213.0%	299.2%
Net charge-offs (recoveries) to average loans - annualized	0.02%	0.06%	(0.01)%	0.04%	—%

(1)	Return on average tangible equity, tangible common equity to tangible assets ratio, and tangible book value per share are non-GAAP financial measures. See disclosures regarding “Use of Non-GAAP Financial Measures” and reconciliations to the most comparable GAAP financial measures included as separate sections in this report.
(2)	Efficiency Ratio is a non-GAAP financial measure. See disclosures regarding “Use of Non-GAAP Financial Measures” and reconciliations to the most comparable GAAP financial measures included as separate sections in this report.

FIRST FOUNDATION INC. SECOND QUARTER 2023 RESULTS

SEGMENT REPORTING

(unaudited)

	For the Quarter Ended			For the Six Months Ended
	June 30,	March 31,	June 30,	June 30,
(in thousands)	2023	2023	2022	2023	2022
Banking:
Interest income	$145,328	$137,000	$89,971	$282,328	$169,115
Interest expense	94,539	76,449	6,476	170,988	9,889
Net interest income	50,789	60,551	83,495	111,340	159,226
Provision for credit losses (gains)	887	417	173	1,304	(619)
Noninterest income	5,067	4,801	5,857	9,868	13,388
Noninterest expense	50,700	51,645	42,032	102,345	82,133
Goodwill impairment	215,252	—	—	215,252	—
Income (loss) before taxes on income	$(210,983)	$13,290	$47,147	$(197,693)	$91,100

Wealth Management:
Noninterest income	$7,415	$7,291	$7,980	$14,706	$16,325
Noninterest expense	5,617	6,065	6,189	11,682	12,833
Income before taxes on income	$1,798	$1,226	$1,791	$3,024	$3,492

Other and Eliminations:
Interest income	$—	$—	$—	$—	$—
Interest expense	1,805	1,796	1,690	3,601	2,927
Net interest expense	(1,805)	(1,796)	(1,690)	(3,601)	(2,927)
Noninterest income	(403)	(394)	(437)	(797)	(886)
Noninterest expense	1,195	1,630	584	2,825	1,457
Income (loss) before taxes on income	$(3,403)	$(3,820)	$(2,711)	$(7,223)	$(5,270)

FIRST FOUNDATION INC. SECOND QUARTER 2023 RESULTS

LOAN AND DEPOSIT BALANCES

(unaudited)

	For the Quarter Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
(in thousands)	2023	2023	2022	2022	2022
Loans:
Outstanding principal balance:
Loans secured by real estate:
Residential properties:
Multifamily	$5,267,048	$5,332,815	$5,341,596	$5,088,695	$3,953,717
Single Family	982,779	1,008,657	1,016,498	989,258	958,348
Subtotal	6,249,827	6,341,472	6,358,094	6,077,953	4,912,065
Commercial properties	1,070,518	1,155,624	1,203,292	1,236,577	1,237,664
Land and construction	159,091	166,166	158,565	144,787	170,887
Total real estate loans	7,479,436	7,663,262	7,719,951	7,459,317	6,320,616
Commercial and industrial loans	3,085,242	2,985,984	2,984,748	2,874,827	2,593,948
Consumer loans	3,591	3,862	4,481	5,155	10,845
Total loans	10,568,269	10,653,108	10,709,180	10,339,299	8,925,409
Premiums, discounts and deferred fees and expenses	16,932	16,695	17,013	16,121	13,432
Total	$10,585,201	$10,669,803	$10,726,193	$10,355,420	$8,938,841

Loans held for sale	$—	$—	$—	$—	$485,296

Deposits:
Demand deposits:
Noninterest-bearing	$2,660,249	$2,263,412	$2,736,691	$3,550,637	$3,587,375
Interest-bearing	2,280,932	2,364,213	2,568,850	2,253,799	2,425,847
Money market and savings	3,096,365	2,997,666	3,178,230	2,911,909	2,869,719
Certificates of deposit	2,769,440	2,426,415	1,878,841	833,511	655,803
Total	$10,806,986	$10,051,706	$10,362,612	$9,549,856	$9,538,744

FIRST FOUNDATION INC. SECOND QUARTER 2023 RESULTS

CONSOLIDATED LOAN FUNDING AND YIELDS

(unaudited)

	For the Quarter Ended			For the Six Months Ended
	June 30,	March 31,	June 30,	June 30,
(in thousands, except percentages)	2023	2023	2022	2023	2022
Loan Funding Balances:
Loans secured by real estate:
Residential properties:
Multifamily	$8,142	$16,358	$811,782	$24,500	$1,360,980
Single family	7,977	15,212	94,530	23,189	151,744
Subtotal	16,119	31,570	906,312	47,689	1,512,724
Commercial properties:
Non-owner occupied CRE	1,374	1,945	58,203	3,319	88,543
Owner-occupied CRE	3,615	594	32,875	4,210	48,208
Subtotal	4,989	2,539	91,078	7,529	136,751
Land and construction	22,520	18,223	30,101	40,743	58,752
Total real estate loans	43,628	52,332	1,027,491	95,961	1,708,227
Commercial and industrial loans	430,139	428,508	1,215,185	858,646	1,682,197
Consumer loans	164	51	1,221	215	1,380
Total	$473,931	$480,891	$2,243,897	$954,822	$3,391,804

Loan Funding Yields:
Loans secured by real estate:
Residential properties:
Multifamily	5.68%	5.96%	3.62%	5.87%	3.48%
Single family	7.15%	6.07%	3.35%	6.44%	3.28%
Subtotal	6.41%	6.01%	3.60%	6.15%	3.46%
Commercial properties:
Non-owner occupied CRE	6.44%	6.92%	6.02%	6.72%	5.03%
Owner-occupied CRE	7.97%	7.79%	1.58%	7.95%	2.38%
Subtotal	7.55%	7.12%	4.42%	7.41%	4.09%
Land and construction	7.43%	6.31%	4.85%	6.93%	4.66%
Total real estate loans	7.06%	6.17%	3.71%	6.58%	3.55%
Commercial and industrial loans	7.98%	7.55%	3.75%	7.76%	3.66%
Consumer loans	6.46%	4.19%	4.37%	5.92%	4.20%
Total	7.90%	7.40%	3.73%	7.64%	3.61%

FIRST FOUNDATION INC. SECOND QUARTER 2023 RESULTS

CONSOLIDATED AVERAGE BALANCE SHEET, INTEREST, YIELD AND RATES

(unaudited)

	For the Quarter Ended			For the Six Months Ended
	June 30,	March 31,	June 30,	June 30,
(in thousands, except percentages)	2023	2023	2022	2023	2022
Average Balances:
FHLB stock, fed funds, and deposits	$1,294,773	$955,668	$569,002	$1,126,156	$889,110
Securities AFS	242,005	247,931	267,634	244,952	572,754
Securities HTM	829,540	852,459	949,893	840,937	634,994
Loans	10,542,522	10,691,615	8,497,504	10,616,657	8,015,946
Total interest-earnings assets	12,908,840	12,747,673	10,284,033	12,828,702	10,112,804
Deposits: interest-bearing	7,865,238	7,911,858	5,751,284	7,888,419	5,688,302
Deposits: noninterest-bearing	2,415,369	2,672,409	3,479,847	2,543,179	3,397,948
Borrowings	1,866,086	1,390,068	327,212	1,629,392	314,296

Average Yield / Rate:
FHLB stock, fed funds, and deposits	4.67%	4.02%	0.93%	4.40%	0.47%
Securities AFS	4.08%	3.72%	3.00%	3.90%	2.43%
Securities HTM	2.07%	2.15%	1.94%	2.11%	1.90%
Loans	4.69%	4.54%	3.86%	4.61%	3.85%
Total interest-earnings assets	4.51%	4.32%	3.50%	4.42%	3.35%
Deposits (interest-bearing only)	3.72%	3.19%	0.44%	3.45%	0.34%
Deposits (noninterest and interest-bearing)	2.85%	2.38%	0.28%	2.61%	0.22%
Borrowings	5.03%	4.70%	2.27%	4.89%	2.02%
Total interest-bearing liabilities	3.97%	3.41%	0.54%	3.70%	0.43%

Net Interest Rate Spread	0.54%	0.91%	2.96%	0.72%	2.92%

Net Interest Margin	1.51%	1.83%	3.18%	1.67%	3.10%

FIRST FOUNDATION INC. SECOND QUARTER 2023 RESULTS

Use of Non-GAAP Financial Measures

To supplement our unaudited condensed consolidated financial statements presented in accordance with GAAP, we use certain non-GAAP measures of financial performance including, but not limited to, adjusted return on average assets, efficiency ratio, adjusted net income attributable to common shareholders, adjusted diluted earnings per common share, and tangible book value per share.  These supplemental non-GAAP financial measures may vary from, and may not be comparable to, similarly titled measures by other companies in our industry. Non-GAAP financial measures are not in accordance with, or an alternative for, GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. A non-GAAP financial measure may also be a financial metric that is not required by GAAP or other applicable requirement.

We believe that these non-GAAP financial measures, when taken together with the corresponding GAAP financial measures (as applicable), provide meaningful supplemental information regarding our performance by providing additional information used by management that is not otherwise required by GAAP or other applicable requirements. Our management uses, and believes that investors benefit from referring to, these non-GAAP financial measures in assessing our operating results and when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate a comparison of our performance to prior periods. We believe these non-GAAP measures are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. However, these non-GAAP financial measures should be considered in addition to, not as a substitute for or superior to, net income or other financial measures prepared in accordance with GAAP. In the information below, we have provided a reconciliation of, where applicable, the most comparable GAAP financial measures to the non-GAAP financial measures used in this report, or a reconciliation of the non-GAAP calculation of the financial measure.

FIRST FOUNDATION INC. SECOND QUARTER 2023 RESULTS

NON-GAAP RETURN ON AVERAGE TANGIBLE COMMON EQUITY; ADJUSTED RETURN ON AVERAGE ASSETS; AND ADJUSTED NET INCOME ATTRIBUTABLE TO COMMON SHAREHOLDERS

(unaudited)

Return on average tangible common equity was calculated by excluding average goodwill and intangibles assets from the average shareholders’ equity during the associated periods. Adjusted return on average assets represents adjusted net income attributable to common shareholders divided by average total assets.  Adjusted net income attributable to common shareholders includes various adjustments to net income, including an adjustment for non-cash goodwill impairment charges, and any associated tax effect of those adjustments during the associated periods.

The table below provides a reconciliation of the GAAP measure of return on average equity to the non-GAAP measure of return on average tangible common equity.  The table below also provides a reconciliation of the GAAP measure of net (loss) income to the non-GAAP measure of adjusted net income attributable to common shareholders.  The table below also provides a reconciliation of the GAAP measure of return on average assets to the non-GAAP measure of adjusted return on average assets:

	For the Quarter Ended			For the Six Months Ended
	June 30,	March 31,	June 30,	June 30,
(in thousands, except percentages)	2023	2023	2022	2023	2022
Average shareholders' equity	$1,077,743	$1,135,611	$1,092,766	$1,102,811	$1,080,696
Less: Average goodwill and intangible assets	167,376	221,618	222,991	190,653	222,547
Average tangible common equity	$910,367	$913,993	$869,775	$912,158	$858,149

Average assets	$13,302,493	$13,241,725	$10,776,685	$13,222,955	$10,616,648

Net (loss) Income	$(212,288)	$8,496	$33,316	$(203,792)	$64,152
Add: Goodwill impairment	215,252	—	—	215,252	—
Other Adjustments:
Plus: Amortization of intangible assets expense	419	434	491	853	1,000
Less: FDIC assessment credit	—	(724)	—	(724)	—
Less: Stock compensation expense reversal	—	(1,118)	—	(1,118)	—
Plus: Severance costs	280	468	—	748	—
Less: Merger related costs	—	—	—	—	(35)
Plus: Professional service costs	342	782	—	1,124	—
Total Other Adjustments	1,041	(158)	491	883	965
Less: Tax impact of other adjustments above	(291)	44	(142)	(247)	(280)
Total after-tax other adjustments to net income	749	(114)	349	636	685
Adjusted net income attributable to common shareholders(5)	$3,713	$8,382	$33,665	$12,095	$64,837

Tax rate utilized for calculating tax effect on adjustments to net income	28.0%	28.0%	29.0%	28.0%	29.0%

Return on average equity(1)	(78.8)%	3.0%	12.2%	(37.0)%	11.9% %
Return on average tangible common equity(2) (5)	1.6%	3.7%	15.5%	2.7% %	15.1% %

Return on average assets (3)	(6.38)%	0.26%	1.24%	(3.08)%	1.21%
Adjusted return on average assets (4) (5)	0.11%	0.25%	1.25%	0.18%	1.22%

(1)	Annualized net income divided by average shareholders’ equity.
(2)	Annualized adjusted net income attributable to common shareholders divided by average tangible common equity.
(3)	Annualized net income divided by average assets.
(4)	Annualized adjusted net income divided by average assets.
(5)	Non-GAAP measure.

FIRST FOUNDATION INC. SECOND QUARTER 2023 RESULTS

NON-GAAP EFFICIENCY RATIO

(unaudited)

Efficiency ratio is a non-GAAP financial measurement determined by methods other than in accordance with U.S. GAAP.  This figure represents the ratio of adjusted noninterest expense to adjusted revenue.

The table below provides a calculation of the non-GAAP measure of efficiency ratio:

	For the Quarter Ended			For the Six Months Ended
	June 30,	March 31,	June 30,	June 30,
(in thousands, except percentages)	2023	2023	2022	2023	2022
Total noninterest expense	$272,764	$59,340	$48,805	$332,104	$96,423
Less: Goodwill impairment	(215,252)	-	-	(215,252)	-
Less: Amortization of intangible assets expense	(419)	(434)	(491)	(853)	(1,000)
Add: FDIC assessment credit	-	724	-	724	-
Add: Merger related costs	-	-	-	-	35
Less: Professional service costs	(342)	(782)	-	(1,124)	-
Add: Stock compensation expense reversal	-	1,118	-	1,118	-
Less: Severance costs	(280)	(468)	-	(748)	-
Adjusted Noninterest expense	$56,471	$59,498	$48,314	$115,969	$95,458

Net interest income	$48,984	$58,755	$81,805	$107,739	$156,299
Plus: Total noninterest income	12,079	11,698	13,400	23,775	28,827
Less: Net gain on sale-leaseback	-	-	-	-	(1,111)
Adjusted Revenue(1)	$61,063	$70,453	$95,205	$131,514	$184,015

Efficiency Ratio(1)	92.5%	84.5%	50.7%	88.2%	51.9%

(1) Non-GAAP measure

FIRST FOUNDATION INC. SECOND QUARTER 2023 RESULTS

NON-GAAP TANGIBLE COMMON EQUITY RATIO, TANGIBLE BOOK VALUE PER SHARE, AND ADJUSTED EARNINGS PER SHARE (BASIC AND DILUTED)

(unaudited)

Tangible shareholders’ equity, tangible common equity to tangible asset ratio, tangible book value per share, and adjusted earnings per share (basic and diluted) are non-GAAP financial measurements determined by methods other than in accordance with U.S. GAAP.  Tangible shareholder’s equity is calculated by taking shareholder’s equity and subtracting goodwill and intangible assets.  Tangible common equity to tangible asset ratio is calculated by taking tangible shareholders’ equity and dividing by tangible assets which is total assets excluding the balance of goodwill and intangible assets. Tangible book value per share is calculated by dividing tangible shareholders’ equity by basic common shares outstanding, as compared to book value per share, which is calculated by dividing shareholders’ equity by basic common shares outstanding.  Adjusted earnings per share (basic and diluted) is calculated by dividing adjusted net income attributable to common shareholders by average common shares outstanding (basic and diluted). The reconciliation of GAAP net (loss) income to adjusted net income attributable to common shareholders is presented on page 17 in “Non-GAAP Return on Average Tangible Common Equity; Adjusted Return on Average Assets and Adjusted Net Income Attributable to Common Shareholders.”

The table below provides a reconciliation of the GAAP measure of shareholders’ equity to tangible shareholders’ equity.  The table below also provides a reconciliation of the GAAP measure of equity to asset ratio to the non-GAAP measure of tangible common equity to tangible assets ratio.  The table below also provides a reconciliation of GAAP measure of book value per share to the non-GAAP measure of tangible book value per share.  The table below also provides a reconciliation of the GAAP measure of net (loss) income per share (basic and diluted) to the non-GAAP measure of adjusted earnings per share (basic and diluted):

	June 30,	March 31,	June 30,
(in thousands, except per share amounts)	2023	2023	2022
Shareholders' equity	$915,534	$1,133,738	$1,102,909
Less: Goodwill and intangible assets	5,730	221,401	222,749
Tangible Shareholders' Equity(1)	$909,804	$912,337	$880,160

Total assets	$12,840,554	$13,616,184	$11,249,240
Less: Goodwill and intangible assets	5,730	221,401	222,749
Tangible assets(1)	$12,834,824	$13,394,783	$11,026,491

Equity to Asset Ratio	7.13%	8.33%	9.80%
Tangible Common Equity to Tangible Assets Ratio(1)	7.09%	6.81%	7.98%

Book value per share	$16.22	$20.09	$19.56
Tangible book value per share(1)	16.12	16.17	15.61
Basic common shares outstanding	56,443,070	56,424,276	56,386,914

Adjusted net income attributable to common shareholders(1)	$3,713	$8,382	$33,665

Average basic common shares outstanding	56,430,813	56,376,669	56,471,470
Average diluted common shares outstanding	56,430,870	56,410,416	56,519,669
Net (loss) income per share (basic)	($ 3.76)	$ 0.15	$ 0.59
Net (loss) income per share (diluted)	($ 3.76)	$ 0.15	$ 0.59
Adjusted earnings per share (basic)(1)	$ 0.07	$ 0.15	$ 0.60
Adjusted earnings per share (diluted)(1)	$ 0.07	$ 0.15	$ 0.60

(1) Non-GAAP financial measure